EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 12, 2015, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of U.S. Physical Therapy, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of U.S. Physical Therapy, Inc. on Form S-8s (File 333-200832, 333-30071, 333-64159, 333-67680, 333-67678, 333-82932, 333-103057, 333-113592, 333-116230, 333-153051 and 333-185381).

/s/ GRANT THORNTON LLP

Houston, Texas
March 12, 2015